Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 6 to Schedule 13D filed herewith (and any amendments thereto), relating to the Common Units of Cheniere Energy Partners, L.P., a Delaware limited partnership, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

December 17, 2013

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:	/s/ H. Davis Thames
H. Davis Thames
Title:	Chief Financial Officer

CHENIERE ENERGY, INC.

By:	/s/ H. Davis Thames
H. Davis Thames
Title:	Senior Vice President and Chief Financial Officer